Exhibit 10.21

Final Execution Version

DIALOG SEMICONDUCTOR OPERATIONS SERVICES LIMITED

AND

AST & SCIENCE LLC

DESIGN AND MANUFACTURING AGREEMENT

THIS DESIGN AND MANUFACTURING AGREEMENT is entered into as of September 23, 2020 (“Commencement Date”) by and between:

1.	DIALOG SEMICONDUCTOR OPERATIONS SERVICES LIMITED, a company incorporated under the laws of ENGland, whose principal place of business is at 100 Longwater Avenue, GREEN PARK, READING RG2 6GP, UNITED KINGDOM ACTING ALSO ON BEHALF OF ITS affiliates (“S3 Semi”); and

2.	AST & SCIENCE LLC, WHOSE PRINCIPAL PLACE OF BUSINESS IS AT 2901 ENTERPRISE LANE, MIDLAND, TEXAS 79706 (“Buyer” or “AST”).

WHEREAS

(A)	S3 Semi is a provider of electronic design and manufacturing services, including integrated circuit, software and hardware systems design and manufacturing

(B)	Buyer wishes to retain the services of S3 Semi to design, develop, and provide certain manufacturing services and technologies for products that Buyer is developing and producing.

(C)	S3 Semi has agreed to provide certain design and manufacturing services and technologies to Buyer upon the terms and conditions of this Design and Manufacturing Agreement.

AGREED

OPERATIVE PROVISIONS

Definitions

In this Design and Manufacturing Agreement the following expressions shall have the following meanings, unless the context otherwise requires:

“Acceptance” or “Accepted”	Means the determination, in accordance with the Acceptance Criteria agreed by the Parties, following performance, implementation, installation and testing, the Services and/or other Deliverables are in Compliance. In the case of Production Units, “Acceptance” or “Accepted” means the determination, in accordance with the Acceptance Criteria that Production Units are in Compliance. The Acceptance Criteria for Production Units shall include, along with any other criteria set forth in the SOW, visual inspection of Production Unit packaging and the review by AST of sample testing data provided by S3 Semi for such Production Unit shipments as described in the SOW.

“Acceptance Criteria”	Means the acceptance criteria specified and agreed in a SOW.

“ASIC(S)”	Means application specific integrated circuits.

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“Affiliates”	In this Agreement, “Affiliate” means a legal entity that controls, is controlled by or is under common control of a Party, where “control” means that the controlling entity, directly or indirectly, has (a) beneficial ownership of more than 50% of the controlled entity’s voting shares, or (b) an ownership interest entitling the controlling entity to direct or cause the direction of the general management of the controlled entity. An entity will be an Affiliate only during the period when such control exists.

“Agreement”	Means this Design and Manufacturing Agreement along with all Statements of Work under this Design and Manufacturing Agreement, which have been accepted and confirmed in writing by the Parties hereto, as well as any documentation expressly incorporated by reference therein including, but not limited to any Change Requests (as defined hereinafter) and further shall include any amendments to such documents as may be subsequently expressly agreed to in writing between the Parties.

“Background Intellectual Property” or “BIP”	Means any and all Intellectual Property Rights that are (i) developed, owned, or licensed by a Party on or before the Commencement Date; or (ii) developed or acquired by a Party independently after the Commencement Date and not in connection with the performance of its obligations hereunder.

“Business Day”	Means a day, other than a Saturday or Sunday, when the main clearing banks in Dublin are open for a full range of transactions.

“Change Control Board Personnel”	Means the individual representatives of S3 Semi and Buyer, as detailed in a related Statement of Work (as defined hereinafter).

“Compliance” and “Comply”	Means, with respect to the Services or other Deliverables to be implemented, designed, developed, maintained, modified, enhanced, delivered, integrated, installed and/or tested by S3 Semi, compliance in all material respects with the Validation Plan.

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“Confidential Information”	Means any and all knowledge, data or information of, or delivered by, a Party that has been designated as confidential by such Party, or under the circumstances should reasonably be considered confidential by the Party receiving such information (the “Recipient”), in tangible or intangible form whether or not in writing and whether or not labeled or identified as confidential or proprietary, including, without limitation, (a) corporate information, including plans, strategies, business forecasts, methods, policies, resolutions, negotiations or litigation; (b) sales and marketing information, including plans, strategies, methods, customer identities or other information about customers, prospect identities or other information about prospects, or market analyses or projections; (c) financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, purchasing and sales data and price lists; (d) technological information, including patents, except those that have been published copyrights, trade secrets, techniques, sketches, drawings, models, inventions, know how, processes, apparatus, equipment, algorithms, software programs, software source documents, formulae, research, experimental work, development, design details and specifications, plans, manuals, forms, templates, pre-clinical and clinical testing data and strategies, designs, methods, procedures, formulas, discoveries, inventions, improvements, concepts and ideas; (e) operational information, including, procurement, purchasing and manufacturing requirements; and (f) personnel information, including personnel lists, reporting or organizational structure, resumes, personnel data, compensation structure, performance evaluations and termination arrangements or documents.

“Buyer Deliverables”	Means such assistance and relevant data and information from Buyer which the Parties agree is required by S3 Semi prior to the performance by S3 Semi of any Services.

“Deliverable”	Means a Developed Material that is identified as a deliverable in the Agreement, or in a Statement of Work, project plan, or other writing by or between the Parties.

“Design Services”	Means the design services provided by S3 Semi for purposes of S3 Semi’s Product manufacturing.

“Design Re-spin”	Means a redesign of a Product to remedy a Prototype Non-Conformance that cannot be remedied using additional engineering services solely.

“Field of Use”	Means [***].

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“Intellectual Property Rights”	Means any (i) ideas, inventions, discoveries, designs, development, specifications, software, devices, techniques, methods or processes (whether or not patentable or reduced to practice) and related patents and patent applications and reissues, re-examinations, renewals, continuations-in-part, continuations, and divisions thereof, rights to inventions, (ii) utility models, (iii) copyright and related rights including related registrations and applications for registration, (iv) trademarks, service marks, trade, business and domain names, rights in trade dress or get-up, rights in designs, rights in goodwill or to sue for passing off rights in computer software, database right, topography rights, moral rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, and (v) improvements, updates and modifications of the foregoing made from time to time, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

“Licensed Technology”	Means the materials and technology owned, controlled or otherwise provided by Buyer to S3 Semi which S3 Semi reasonably requires to perform the requested Services. Licensed Technology may include AST Background Intellectual Property.

“Minimum Order Quantity”	Means the minimum quantity (or integer multiple thereof) of Production Units as specified in the SOW that Buyer must order for a Purchase Order to be valid.

“Parties”	Means both S3 Semi and Buyer together.

“Party”	Means either S3 Semi or Buyer.

“Product”	Means an ASIC described or referenced in a Statement of Work, and unless otherwise specified, refers to Production Units and Prototypes.

“Production Units”	Means product manufactured after Prototype Acceptance and Release to Production. Production Units do not include Prototypes or Unapproved Product.

“Project Intellectual Property”	Means Intellectual Property Rights created by either Party pursuant to this Agreement, either separately or as a result of a joint effort with the other Party.

“Prototypes”	Means the preliminary implementations on silicon of a specified Product, which are intended for internal use, and are not yet qualified and approved for production.

“Prototype Acceptance”	Means Buyer’s written approval that the Prototype evaluation demonstrates Prototype substantial conformance to the Validation Plan.

“Purchase Order Lead Time”	Means the required minimum amount of time between S3 Semi’s receipt of the Purchase Order issued by Buyer and the requested shipment date necessary to accommodate manufacturing cycle time, as specified in the SOW.

“Qualification”	Means the agreed set of qualification tests and pass criteria as set out in the relevant Statement of Work.

“Qualification Acceptance”	Means that the Deliverables meet Qualification in all material aspects.

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“Release to Production”	Means Buyer’s completion and delivery to S3 Semi of the Manufacturing Release Form attached to the SOW at Appendix 1.

“Residuals”	Means any expertise, residual knowledge and any know-how retained in the unaided memories of the employees and contractors of S3 Semi who have had access to the Confidential Information of Buyer pursuant to this Agreement. An employee’s or contractor’s memory is unaided if the employee or contractor has not intentionally memorised the information for the purpose of retaining and subsequently using it or disclosing it to a third party.

“RFIC”	Means radio frequency integrated chip.

“Statement of Work” or “SOW”	Means a statement of work as set forth in Appendix A that identifies the respective obligations that the Parties agree to complete for the development and manufacturing of particular Products, including any deliverables of S3 Semi (“Deliverables”), as well as any documentation expressly incorporated by reference therein including, but not limited to any change requests and further shall include any amendments to such documents as may be subsequently expressly agreed to in writing between the Parties.

“Services”	Means the ASIC design and manufacturing services described in this Agreement and Statements of Work attached hereto.

“Specifications”	Means the technical and other specifications as specified and mutually agreed between the Parties in a Statement of Work.

“Term”	Means the initial term described in Section 10 (Term) plus any extensions.

“Third Party Materials”	Means Intellectual Property Rights or other materials that are owned by third parties and provided under license to S3 Semi or its subcontractors and that have been or shall be used, or are required to be used, in connection with the provision of, or receipt or use of, the Services. As between the Parties, Third Party Materials include materials owned by S3 Semi subcontractors and used in the performance of the Services.

“Validation Plan”	Means the agreed test or measurement process based on the Verification Plan to ensure that the Prototypes are materially consistent with the agreed requirements and Specifications, and may include electrical parameters, logical functions, performance requirements and tolerances.

“Verification Plan”	Means the description of the agreed verification process that will be carried out by S3 Semi pursuant to a Statement of Work and its related schedule(s) (if any) to ensure that the GDSII are materially consistent with the agreed requirements and Specifications, and may include electrical parameters, logical functions, performance requirements and tolerances.

1.	INTERPRETATION

In this Agreement

1.1	the masculine shall include the feminine and the neuter and the singular shall include the plural and vice versa;

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1.2	the expression “person” shall include any individual, firm, company, unincorporated association, partnership or joint venture;

1.3	the headings to clauses and schedules shall not affect their construction;

1.4	any reference to a statute or statutory provision shall be construed as a reference to it as from time to time amended, consolidated, modified, extended, re-enacted or replaced;

1.5	any reference to a clause or schedule is a reference to a clause of or a schedule to this Agreement and a reference to a paragraph is a reference to a paragraph of the schedule in which such reference appears; and

1.6	use of the word “includes” or “including” is without prejudice to the generality.

2.	APPLICATION OF THIS AGREEMENT

2.1	This Agreement establishes the framework under which S3 Semi and Buyer will work together. It sets out terms and conditions that will apply to and be deemed to be incorporated by reference into all Statements of Work agreed between S3 Semi and Buyer which are expressed to be supplemental to this Design and Manufacturing Agreement. If there is any conflict between this Design and Manufacturing Agreement and the relevant Statement of Work, the Design and Manufacturing Agreement will prevail, unless a derogation from the said terms in the Design and Manufacturing Agreement is expressly agreed by the Parties in said Statement of Work.

3.	SCOPE OF WORK/ ASIC DEVELOPMENT AND PRODUCTION

3.1	Each Statement of Work (and its related schedules, if any) shall contain a description of the Services to be carried out by S3 Semi for Buyer and the Product to be delivered to Buyer by S3 Semi. Design Services carried out by S3 Semi for Buyer up until the delivery of the Prototypes shall be paid for by Buyer in accordance with the milestones set out in the relevant Statement of Work. If a Statement of Work provides for a Committed Order, the Statement of Work shall only be considered valid if such Purchase Order is issued. The initial SOW for Blue Bird 1 FEM RFIC’s is attached to this Agreement as Exhibit 4. As set forth in the initial Statement of Work attached hereto, AST agrees to proceed with Stage 3 if and when it receives its next round of funding, if any.

3.2	Any changes to the scope or subject matter of a Statement of Work will be the subject of a mutually agreed change control process. S3 Semi shall obtain written approval from Buyer’s Change Control Board Personnel on any additional costs (if any) and time consequences. Agreed upon changes shall be integrated into the corresponding Statement of Work by way of a Change Request form. Electronic mail correspondence between the Change Control Board Personnel of each Party as specified in a particular Statement of Work shall suffice for the purposes of recording and agreeing minor changes which shall not involve any additional charge to Buyer or which fall beneath a financial and/or schedule threshold to be specified in the relevant Statement of Work.

3.3	Where Buyer, in consultation with S3 Semi, requests any change to an expressly agreed Statement of Work (the “Change Request”) the Parties’ Change Control Board Personnel shall discuss and agree the details, consequences and cost and time-schedule implications of any such Change Request.

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3.4	Parties acknowledge that any Change Request initiated by Buyer will result in:

3.4.1	Buyer issuing to S3 Semi a request for a quotation (the “RFQ”) in respect of the costs and time consequences involved in implementing any such Change Request.

3.5	Parties acknowledge that any Change Request initiated by S3 Semi will result in:

3.5.1	S3 Semi issuing to Buyer a proposal in respect of the costs and time consequences involved in implementing any such Change Request.

3.6	Where the Parties’ Change Control Board Personnel cannot reach agreement on any matter arising out of or relating to a Statement of Work including, without limitation, any changes and associated cost and time-schedule implications of any changes, nominated representatives of the Parties shall meet in good faith and attempt to resolve any such dispute or controversy in writing. In the event the Change Control Boards are unable to resolve a dispute, and such dispute arises from a material Change Request proposed by S3 Semi which has a price impact that exceeds 20% of SOW value, Buyer shall be entitled to terminate for convenience the relevant SOW without payment of any penalties or termination-related fees. If Buyer terminates a SOW in accordance with this Section 3.6, Buyer shall pay S3 Semi the remaining payment due for the current Payment Milestone in progress as of the effective date of termination.

3.7	In the event that multiple Products are developed under this Design and Manufacturing Agreement or this Design and Manufacturing Agreement is amended to include other Products, each such Product shall be developed under and subject to a separate SOW and separate Product pricing.

4.	PROTOTYPES AND QUALIFICATION

4.1	Prototypes

4.1.1	Delivery of Prototypes. Upon completion of the engineering milestones specified in the SOW, S3 Semi will manufacture, screen, and deliver the Prototypes to Buyer as stated in the SOW. Buyer acknowledges the Prototypes are delivered and intended for evaluation purposes only and are not intended for other use or resale for use in any system or application. No warranties are made in respect of the Prototypes.

4.1.2	Prototype Evaluation. Buyer will promptly evaluate the Prototypes and advise S3 Semi in writing whether the Prototypes substantially conform to the Specifications set out in the SOW as evidenced by the results of the Validation Plan. Unless otherwise set forth in a SOW, the prototype evaluation period shall not exceed sixty (60) days after shipment of initial prototypes (the “Prototype Evaluation Period”). If Buyer concludes during the Prototype Evaluation Period, that the Prototypes have a substantial non-conformance with the Specifications set out in the SOW as evidenced by the Validation Plan (“Prototype Non-Conformance”), then Buyer will submit a written notice of rejection (“Notice of Prototype Rejection”) to S3 Semi fully describing the perceived Prototype Non-Conformance. If the Buyer does not submit a Notice of Prototype Rejection to S3 Semi during the Prototype Evaluation Period, the Prototypes will be deemed to have passed Prototype Acceptance.

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4.1.3	Effect of Notice of Prototype Rejection. If Buyer submits a Notice of Prototype Rejection, the Parties will mutually co-operate to determine the source of the Prototype Non-Conformance stated in the Notice of Prototype Rejection. Further, Buyer and S3 Semi will co-operate to resolve and, as appropriate, to develop and implement a corrective action plan, to remedy the Prototype Non-Conformance. If additional engineering work is necessary to remedy a Prototype Non-Conformance, the Parties will contribute additional resources as mutually agreed in writing in accordance with Section 4.4.

4.1.4	Corrections. If Buyer submits a Notice of Prototype Rejection, S3 Semi will evaluate the information provided by Buyer. Except as may be otherwise provided in a SOW, if the Prototype Non-Conformance was substantially caused by the Services, and was not caused by Buyer, a Buyer Subcontractor, or any other third party (other than S3 Semi’s subcontractors), Buyer’s sole and exclusive remedy and S3 Semi’s sole obligation will be for S3 Semi to use commercially reasonable efforts, including a Design Re-Spin, to correct the error, or if S3 Semi is unable to correct the error after using commercially reasonable efforts, terminate the project relating to the applicable Product and refund to Buyer the amounts paid by Buyer for such project. Except as may be otherwise provided in a SOW, if a Design Re-spin is required for any other reason, including without limitation, any error in Buyer’s design or any intellectual property included in the design, Buyer will be liable for the costs associated with the Design Re-spin.

4.2	Qualification

4.2.1	Delivery of Qualification Report. Upon completion of the Qualification tests specified in the SOW, S3 Semi will provide a qualification report to Buyer for evaluation for Qualification Acceptance.

4.2.2	Qualification Evaluation. Buyer will promptly evaluate the qualification report and advise S3 Semi in writing whether the qualification substantially conform to the qualification objectives and the qualification plan set out in the SOW. Unless otherwise set forth in a SOW, the qualification report review and evaluation period shall not exceed fourteen (14) days after submission of the report. If Buyer concludes during the Qualification Review and Evaluation Period, that the Qualification has a substantial non-conformance with the qualification objectives set out in the SOW and the qualification plan, then Buyer will submit a written notice of rejection (“Notice of Qualification Rejection”) to S3 Semi fully describing the perceived Qualification Non-Conformance. If the Buyer does not submit a Notice of Qualification Rejection to S3 Semi during the Qualification Evaluation Period, the Qualification Acceptance will be deemed to be successful.

4.2.3	Effect of Notice of Qualification Rejection. If Buyer submits a Notice of Qualification Rejection, the Parties will mutually co-operate to determine the source of the Qualification Non-conformance stated in the Notice of Qualification Rejection. Further, Buyer and S3 Semi will co-operate to resolve and, as appropriate, to develop and implement a corrective action plan, to remedy the Qualification Non-Conformance. If additional engineering work is necessary to remedy a Qualification Non-Conformance, the Parties will contribute additional resources as mutually agreed in writing in accordance with Section 4.4.

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4.2.4	Corrections. If Buyer submits a Notice of Qualification Rejection, S3 Semi will evaluate the information provided by Buyer. Except as may be otherwise provided in a SOW, if the Qualification Non-Conformance was substantially caused by the Services, and was not caused by Buyer, a Buyer Subcontractor, or any other third party (other than S3 Semi’s subcontractors), Buyer’s sole and exclusive remedy and S3 Semi’s sole obligation will be for S3 Semi to use commercially reasonable efforts to correct the design or test, or if S3 Semi is unable to correct the design or test after using commercially reasonable efforts, terminate the project relating to the applicable Product and refund to Buyer the amounts paid by Buyer for such project.

4.3	Unapproved Product. Prior to Release to Production, Buyer may request the Release to Production of Products for which there has been no Prototype Acceptance and/or Qualification Acceptance (“Unapproved Product”). No warranties are made in respect of Unapproved Product, and S3 Semi shall have no obligations under Section 14 related to Unapproved Product. For the avoidance of doubt Unapproved Product is delivered at Buyer’s sole risk. Buyer agrees to hold harmless, defend and indemnify S3 Semi from any claims, damages, liabilities, penalties, interest, and expenses (including attorneys’ fees and costs) arising from or related to Buyer or any third party’s use of Unapproved Product.

4.4	Acceptance Prior to Manufacturing. S3 Semi will not commence production of Products until Buyer confirms the Release to Production of the Product by signing and submitting a Release to Production Form attached hereto as Appendix B to this Agreement. Buyer shall submit a Release to Production and accompanying Purchase Order and make payment for the Committed Order within (fourteen) 14 days of Prototype Acceptance and/or Qualification Acceptance. Such Release to Production shall contain Buyer’s authorization to ship the Committed Order.

4.5	NO WARRANTIES ARE MADE BY S3 SEMI IN RESPECT OF PROTOTYPES OR UNAPPROVED PRODUCT. BUYER ACKNOWLEDGES AND AGREES THAT PROTOTYPES ARE PROVIDED FOR TEST PURPOSES ONLY AND UNAPPROVED PRODUCT IS MANUFACTURED SOLELY AS AN ACCOMMODATION TO BUYER. BOTH WILL BE PROVIDED “AS IS” AND “WITH ALL FAULTS”, WITHOUT ANY WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS, AND QUALITY, AND ALL WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE. BUYER ASSUMES FULL RESPONSIBILITY AND LIABILITY FOR PROTOTYPES AND UNAPPROVED PRODUCT, INCLUDING BUT NOT LIMITED TO ALL WORK IN PROCESS (WIP) WITHOUT REGARD TO ISSUES OF DESIGN OR PERFORMANCE.

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5.	FORECASTING AND ORDERS FOR PRODUCTION UNITS.

5.1	Forecasts. Following Release to Production, Buyer shall provide S3 Semi with a non-binding six (6) month forecast of its purchase requirements for the Production Units (“Forecast”). Each month thereafter, Buyer shall provide a rolling six (6) month Forecast of its purchase requirements. Any Forecasts provided by Buyer are for planning purposes only and do not constitute a Purchase Order or commitment by Buyer. Buyer shall have no obligation with respect to the purchase of Products under this Design and Manufacturing Agreement until a Release to Production or Purchase Order is received by S3 Semi.

5.2	Purchase Orders. After the initial Release to Production, Buyer may order further Production Units by issuing a Purchase Order to S3 Semi. Such Purchase Order shall not request delivery inconsistent with the Purchase Order Lead Time without a line item for the appropriate expedite fees. Buyer’s Purchase Orders and Forecasts may not request delivery of less than the Minimum Order Quantity for Production Units set forth in the applicable SOW. S3 Semi will not be obligated to make shipments of less than such Minimum Order Quantity. Any Buyer Purchase Order received and accepted by S3 Semi (a “Purchase Order”) shall be binding on Buyer and S3 Semi, subject to the terms and conditions of this Design and Manufacturing Agreement.

6.	WARRANTY

6.1	S3 Semi warrants solely to Buyer for the period from commencement of Design Services until Release to Production (after which for the avoidance of doubt, this warranty terminates) that all work in providing the Design Services under this Design and Manufacturing Agreement were performed in a workman-like manner with reasonable skill, care and diligence and using generally accepted industry standards and practices. S3 Semi further warrants solely to Buyer that for one (1) year starting on the date of Acceptance by Buyer of the applicable item, including Production Units and Deliverables (the “Warranty Period”), (ii) the Production Units delivered hereunder, if used in accordance with their Purpose as defined in the relevant SOW, will conform in material respects to the Specifications and be free from defects in material and workmanship. S3 Semi does not warrant that Production Units to be delivered hereunder will be free from design defects or errors. Buyer acknowledges that the functionality and performance of the Production Units delivered hereunder is contingent upon Buyer’s design, plans, Specifications, instructions, and Functional Requirements as specified in the SOW, and on other materials provided by Buyer to S3 Semi (as well as third-party intellectual property included therein or therewith). S3 Semi represents, warrants and covenants that it is either the owner of, or authorized to use, any and all materials provided and used by or on behalf of S3 Semi in providing the Services. S3 Semi warrants that to the best of its knowledge at the time of Delivery that the Production Units do not include any open source materials that contain ** “copy-left” licenses and will not knowingly or deliberately introduce any open source materials without prior written consent from Buyer. S3 Semi makes no further warranty with respect to any Services, Prototypes, or Unapproved Product. S3 Semi makes no warranty to any third parties.

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6.2	If, during the Warranty Period: (i) a Production Unit is returned by Buyer to S3 Semi and Buyer provides an explanation of its belief that there is a breach of the warranty at Section 6.1; and (ii) S3 Semi’s examination of such Production Unit confirms that such Production Unit is in breach of the warranty set out at Section 6.1 and such breach was not caused by improper handling after delivery, accident, abuse, misuse, neglect, improper installation, storage, operation, use or packaging, repair or alteration by someone other than S3 Semi, or improper testing performed by Buyer or on behalf of Buyer by a third party other than subcontractors of S3 Semi, or use contrary to any instructions given by S3 Semi, then S3 Semi shall, at its option and at no cost to Buyer, either use commercially reasonable efforts to repair or replace the Product such that there is no breach of warranty for any such Production Unit which fails during the applicable Warranty Period, provided that: (a) such Production Unit is returned, either to S3 Semi’s service facility or to such other facility designated by S3 Semi at Buyer’s risk and expense; and (b) the claimed breach of warranties exist and were not caused by improper handling after delivery, accident, misuse, neglect, alteration, repair, improper installation, packaging, repair or alteration by someone other than S3 Semi or working on behalf of S3 Semi in providing the Services, or improper testing performed by Buyer or by a third party authorized to work on behalf of Buyer (all of which will operate to void the warranties provided herein). If such Production Unit is defective, and S3 Semi elects to repair or replace it, the transportation charges for the repaired or replaced Production Unit from S3 Semi to Buyer will be paid by Buyer, and for the avoidance of doubt the remedy provided in this Section 6.2 excludes all costs of shipping or other space or aeronautical related transportation costs, duty, customs clearance, and other related charges. A repaired or replaced Production Unit will continue to be warranted for the longer of one (1) year from the original shipment date of the Production Unit or thirty (30) days from the shipment date of the replacement Production Unit. S3 Semi will have a reasonable time to make repairs or to replace the Production Unit, not to exceed such timeframe as may be mutually agreed in good faith by the Parties after receipt of the Production Unit from Buyer. All Production Units returned to S3 Semi shall be returned in accordance with S3 Semi’s reasonable returns procedure. Any replacement Production Units shall be delivered to Buyer’s premises in Texas, USA. If S3 Semi is unable to repair or replace a defective Production Unit after using commercially reasonable efforts, S3 Semi will refund the purchase price paid by Buyer for such defective Production Unit. IN NO EVENT WILL S3 SEMI BE LIABLE FOR ANY OTHER COSTS ASSOCIATED WITH THE REPAIR OR REPLACEMENT OF PRODUCTS OR PRODUCTION UNITS, INCLUDING LABOR, INSTALLATION, REMOVAL OR RETURN TO SPACE OR OTHER COSTS INCURRED BY BUYER AND, IN PARTICULAR, ANY COSTS RELATING TO THE REMOVAL OR REPLACEMENT OF ANY PRODUCTION UNITS OR PRODUCTS SOLDERED OR OTHERWISE PERMANENTLY AFFIXED TO ANY PRODUCT, ASSEMBLY, OR COMPONENT. THE REMEDY SET FORTH IN THIS SECTION 6.1 (“REMEDY”) IS BUYER’S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THE WARRANTIES AT SECTION 6.1 OF THIS AGREEMENT.

6.3	The Services and Products are provided without warranty of any other kind except as specified in Sections 6.1 and Section 14.1 of this Design and Manufacturing Agreement.

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6.4	Buyer acknowledges and accepts that the express warranties set forth in sections 6.1 and 14.1 of this DESIGN AND MANUFACTURING Agreement or any expressly agreed warranties provided in any attachment to this DESIGN AND MANUFACTURING Agreement are in lieu of and operate to the exclusion of, to the fullest extent permitted by any applicable law, any other warranty, condition, term, undertaking, collateral undertaking or representation of any kind, express or implied, statutory or otherwise or arising from any proposal, specification, sample, course of dealing, trade usage or trade practice relating to any Deliverables supplied or Services rendered pursuant to this DESIGN AND MANUFACTURING Agreement including (by way of illustration and not by way of limitation) as to the condition, Non-infringement, quality, performance, merchantability or fitness for a particular purpose of any Deliverables supplied or Services rendered hereunder. S3 SEMI disclaims all liabilities arising from any services provided by a third party (OTHER THAN SUBCONTRACTORS OF S3 SEMI) or the use or incorporation in Buyer’s design of any products provided by a third party, including without limitation, any circuitry design components, intellectual property, IP Cells, or design library elements. Except as specifically provided in this Section 6 all Services, Prototypes, UNAPPROVED PRODUCTS, PRODUCTION UNITS and Products (as well as any third party products and services) are provided “as is” and “with all faults”, and S3 SEMI makes no warranties or representations, whether express, implied, or statutory concerning the foregoing, and (b) S3 semi disclaims all warranties with respect to the Services, Prototypes, UNAPPROVED PRODUCTS, and Products AND PRODUCTION UNITS including but not limited to any implied warranty of merchantability, fitness for any particular purpose, title, or noninfringement, or any warranty otherwise arising out of any proposal, specification, sample, or course of dealing, usage, or trade practice.

6.5	Buyer acknowledges that Buyer is solely responsible for determining and obtaining any and all licenses lawfully required by it with respect to the lawful import, export, re-export, use, sales, manufacture, distribution or other disposal by Buyer of Product. Buyer will fully verify all third party technology that is not provided by S3 SEMI and used or included with the Product to ensure that such technology is compatible with, and suitable for, Buyer’s intended purposes and applications.

6.6	Authorization. Each Party represents, warrants and covenants to the other that:

6.6.1	Corporate Existence. It is a corporation duly incorporated, validly existing and in good standing under the laws and regulations of its place of incorporation;

6.6.2	Corporate Power and Authority. It has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

6.6.3	Legal Authority. It has obtained and shall maintain all licenses, authorizations, approvals, consents or permits required to perform its obligations under this Agreement under all applicable Laws, except to the extent the failure to obtain any such license, authorizations, approvals, consents or permits is, in the aggregate, immaterial subject to the following: in respect of S3 Semi this section section shall not apply to patent licences or any licenses authorizations, approvals, consents or permits concerning export control.

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6.6.4	Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the requisite corporate action on the part of such Party;

6.6.5	No Violation or Conflict. The execution, delivery, and performance of this Agreement shall not constitute a violation of any judgment, order, or decree; a material default under any material contract by which it or any of its material assets are bound; or an event that would, with notice or lapse of time, or both, constitute such a default. In respect of S3 Semi this section shall not apply in respect of any intellectual property infringement judgements, orders or decrees; and

6.6.6	Compliance with Laws. The performance of any of its obligations under this Agreement, is and shall be in compliance in all material respects with all applicable Laws during the Term.

6.7	Exclusivity: During the Exclusivity Period, S3 Semi shall not enter into any new agreements with third parties to provide services to such third parties which S3 Semi knows or reasonably should know are for the Field of Use. For purposes of this provision, the “Exclusivity Period” means [***].

7.	PRICE AND PAYMENT

7.1	Services/Deliverables

7.1.1	The price and the payment terms shall be set out in the relevant Statement of Work. For the purposes of this Section 7 “Undisputed” means that the invoice contains no typographical errors and that the sums stated on the invoice correspond to the quoted figures in the relevant SOW as may have been amended by the relevant Change Requests.

7.1.2	It is a material condition of this Design and Manufacturing Agreement that Buyer shall pay S3 Semi all sums properly due and payable pursuant to this Design and Manufacturing Agreement in accordance with the expressly agreed terms of payment provided for in the relevant Statement of Work.

7.1.3	Unless otherwise expressly provided for in a relevant Statement of Work, all Undisputed payments due to S3 Semi pursuant to such Statement of Work shall be payable within thirty (30) days from the date of Delivery of the Production Units to Buyer and within thirty (30) days from the date of Acceptance of the Deliverables by Buyer (or the date of performance of the Services) or the issue date of the relevant invoice, whichever is later.

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7.2	If the payment of any Undisputed sums due pursuant to this Design and Manufacturing Agreement are delayed other than in accordance with prior express agreement between the Parties, Buyer shall be liable for and make payment to S3 Semi for any interest payments as would accrue on such owed sums between the date at which payment was due and the date at which payment is actually made. The rate at which Buyer shall be liable to S3 Semi shall be of one per cent (1%) per month. The Parties agree that this figure represents a genuine and reasonable pre-estimate of the financial damage that is borne by S3 Semi in the event of any default by Buyer in paying to S3 Semi any sums properly due under this Design and Manufacturing Agreement. At all times, S3 Semi may suspend performance toward the next milestone until receipt of Undisputed payment for the most recently completed milestone.

7.3	Taxes. Buyer is responsible for and will pay any tax, import duty or tariff (and any related interest or penalty), however designated, imposed with respect to the activities contemplated by this Design and Manufacturing Agreement (including without limitation, the Services, Prototypes, Production Units and Unapproved Product), except for taxes based on S3 Semi’s net income. The prices specified in each applicable quote and/or SOW excludes all duties, taxes and excises and specifically excludes value-added tax (VAT). In addition and for clarification, Buyer will make all payments to S3 Semi free and clear of, and without reduction for or withholding of, any taxes or other assessments described in this Section 7.3. S3 Semi will reasonably cooperate with Buyer to take advantage of benefits provided by any tax treaties. If S3 Semi is required by law to pay or collect any local, value-added, goods and services or any other similar taxes or duties based on the Services, Products, Prototypes or Unapproved Product, then S3 Semi shall separately state such taxes in addition to the price for Services, Prototypes or Risk Product, and Buyer agrees to pay such amounts, as well as to indemnify and hold S3 Semi harmless from and against any claims, damages, liabilities, penalties, interest, and expenses (including attorneys’ fees and costs) arising out of or related to Buyer’s failure to comply with this Section 7.3.

7.4	Travel

7.4.1	Unless otherwise agreed in writing (including by electronic mail correspondence) by the Parties in a Statement of Work, the payments due to S3 Semi pursuant to this Design and Manufacturing Agreement do include any costs and expenses related to travel by any S3 Semi personnel to any locations specified or requested by Buyer.

7.4.2	However, Buyer shall reimburse S3 Semi for all travelling, subsistence and out-of-pocket expenses pre-approved by Buyer in writing and incurred by S3 Semi in performing Services. Further, any prior approval required by S3 Semi hereunder will be provided to S3 Semi without undue delay.

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8.	Title and Delivery.

8.1	Deliveries. All shipments to delivery destinations are made Ex-Works (EXW as per Incoterms 2016) at the point of shipment (factory, redistribution center, or other designated point). All Products shall be deemed accepted by Buyer upon delivery at point of shipment, subject to the product warranty set forth in this Design and Manufacturing Agreement. Title to Production Units and risk of loss pass to Buyer, or in the case of a Drop Shipment (as defined below), to the receiving party of the shipment (unless such receiving party is serving as Buyer’s agent, in which event, title and risk of loss will pass to Buyer), upon delivery to the carrier at the shipping point. In the absence of written instructions from Buyer, all Products shall be packed and prepared for shipment in a manner that: (i) follows good commercial practice; (ii) is acceptable to common carriers for shipment at the lowest rate; and (iii) is adequate to ensure safe arrival. S3 Semi shall mark all containers with Purchase Order number, lot tracking information, date of shipment, and Buyer’s and S3 Semi’s names, provided in the event that any shipments to Buyer’s buyers (“Drop Shipments”) are made, upon Buyer’s request S3 Semi’s name may be omitted from the containers.

8.2	Delivery Timeframes. S3 Semi will make reasonable efforts to deliver in accordance with the delivery dates estimated in S3 Semi’s acknowledgement of Buyer’s Purchase Order; however: if the dates in S3 Semi’s acknowledgement differ from those in Buyer’s original Purchase Order, the Purchase Order shall only be binding on both parties once Buyer has expressly agreed, in writing, to the newly proposed dates. Shipment of Production Units may originate from either S3 Semi or its authorized subcontractors or distributors. S3 Semi will give Buyer notice if it reasonably expects a delay in meeting a delivery date or that only a portion of the Products will be available for shipment to meet a delivery date, and S3 Semi will specify the reasons therefor. For partial shipments, S3 Semi will ship the available Products unless directed by Buyer to reschedule a shipment. Buyer may specify a delivery destination other than its own premises (e.g. Drop Shipment), in order to facilitate delivery directly to its Buyers. S3 Semi does not require that delivery be made directly to Buyer. For the avoidance of doubt, Buyer will be responsible for all costs relating to shipment.

9.	TIMETABLE

9.1	The timetable for carrying out Services and providing the Products shall be set out in the relevant Statement of Work (and its related schedules, if any). The development activities for Products covered by this Design and Manufacturing Agreement shall be set forth in one or more SOWs developed and mutually agreed to by the Parties. Each SOW shall set forth the responsibilities and deliverables of each Party, specify any risks and assumptions regarding the development of the Products, and describe S3 Semi’s mitigation plans to minimize the negative impact of such risks and assumptions. Each Party will perform its obligations and deliver its deliverables as set forth in the applicable SOW, and each Party will cooperate with the other for the timely achievement of project milestones.

9.2	The Parties recognise that, owing to the sophistication and complexity of the Services and Products to be provided hereunder, delays may occur. S3 Semi shall take reasonable measures to avoid any such delays, as far as is reasonably practicable. S3 Semi shall inform Buyer within three (3) Business Days after S3 Semi becomes actually aware of any such delay, of the causes of the delay, the expected duration of the delay and the measures S3 Semi proposes to take to remedy and mitigate the effects of any such delay.

9.3	Under no circumstances will S3 Semi be liable or responsible in any way for delays to the timetable of a Statement of Work unless such a delay is primarily due to the failure of S3 Semi to comply with the terms of Section 9.1 of this Design and Manufacturing Agreement.

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9.4	Under no circumstances will S3 Semi be liable or responsible in any way for delays to the timetable of a Statement of Work where such delays are caused, directly or indirectly, by:

9.4.1	circumstances which are outside the responsibility or control of S3 Semi including without limitation the Risks and Assumptions specified in the relevant SOW; or

9.4.2	any failure on the part of Buyer to promptly provide the Buyer Deliverables or Licensed Technology.

10.	TERM

10.1	The present Design and Manufacturing Agreement shall enter into force on the Commencement Date and, unless earlier terminated by either Party in accordance with this Design and Manufacturing Agreement, shall remain in effect for [***] years after the Commencement Date. Unless either Party has given the other at least six (6) months written notice prior to the expiry of the aforementioned term of its intention not to renew this Design and Manufacturing Agreement, then the term of this Design and Manufacturing Agreement shall be extended automatically for an indeterminate time during which either Party can terminate this Design and Manufacturing Agreement upon at least six (6) months prior written notice provided that all Undisputed payments specified in Purchase Orders have been discharged.

11.	TERMINATION

11.1	Notwithstanding any other right or remedy that it may have, either Party may terminate this Design and Manufacturing Agreement and/or any Statement of Work forthwith by notice if the other Party commits a material breach of this Design and Manufacturing Agreement or of such Statement of Work, which breach a) cannot be remedied or b) can be remedied, but for which a commercially reasonable plan to effect a remedy has not been made within 30 Business Days of receipt of notice of such breach.

11.2	If this Design and Manufacturing Agreement is terminated by S3 Semi for material breach by Buyer in accordance with Section 11.1, S3 Semi shall have the option of terminating all Statements of Work that remain in force and Section 11.3 shall not apply.

11.3	Subject to 11.2, if this Design and Manufacturing Agreement is terminated at such time as any Statements of Work remain in force, then those Statements of Work shall continue in force, incorporating the relevant terms of this Design and Manufacturing Agreement notwithstanding the termination of this Design and Manufacturing Agreement. It will be possible for individual Statements of Work to be terminated pursuant to this Design and Manufacturing Agreement without prejudice to the continuation in force of this Design and Manufacturing Agreement and other Statements of Work.

11.4	Any terms of this Design and Manufacturing Agreement which by their nature extend beyond the expiration or termination of this Design and Manufacturing Agreement, and shall bind the Parties and their successors, heirs and assigns.

11.5	Reserved.

11.6	This Agreement and all SOWs hereunder may be terminated immediately by either Party in the event that the other Party files or has filed against it a petition in bankruptcy or seeking re-organization and such filing shall not be removed within forty-five (45) days, or has a receiver appointed and such appointment is not revoked within forty-five (45) days, or institutes any proceedings for liquidation or winding up. If any Party elects to terminate this Agreement due to the insolvency of the other Party, such termination shall be deemed to be a termination for cause hereunder.

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11.7	In the event that Buyer terminates this Design and Manufacturing Agreement in accordance with Sections 11.1 or 11.6, S3 Semi shall use commercially reasonable efforts to provide reasonable termination assistance services at Buyer’s cost to transition the Services to Buyer or another provider designated by Buyer provided that such other provider shall not have access to the Confidential Information of S3 Semi. Upon expiration or termination of the Agreement, S3 Semi shall upon request promptly destroy all Confidential information of Buyer in the possession of S3 Semi.

12.	CONFIDENTIALITY

12.1	Neither Party shall, without written permission, use, employ or disclose, other than as expressly permitted or required by law, any Confidential Information received from the other Party whether orally, in writing, by demonstration or otherwise, to any third party, unless and to the extent that the disclosing Party can prove by written record that:

12.1.1	it already had knowledge of the information prior to disclosure without breaching this Section 12 (Confidentiality) or any other confidentiality agreement; or

12.1.2	the information was already known or becomes publicly known through no fault of the disclosing Party; or

12.1.3	information identical to the disclosed information was already in its possession or was lawfully obtained without restriction to its use from a third party who is free to disclose same; or

12.1.4	the information is subsequently independently developed by either Party without use of the disclosed information.

12.2	The Recipient shall use the Confidential Information exclusively for the purpose of performing its obligations under this Agreement and shall not (a) reverse engineer, decompile, or disassemble any prototypes, software, or other tangible or intangible objects which embody Confidential Information, and (b) attempt to derive the composition or underlying information, structure or idea of any Confidential Information. In protecting a Party’s Confidential Information, both Parties must disclose Confidential Information only to their Affiliates or their Affiliates’ employees or consultants, or agreed third party subcontractors who are bound by terms no less restrictive than those in this Design and Manufacturing Agreement and on a strict need to know basis and must take all necessary precautions and shall treat such Confidential Information received pursuant to this Design and Manufacturing Agreement in the same manner and with the same degree of care as it applies to its own Confidential Information of a similar nature, but with at least a reasonable degree of care. A disclosure by the Recipient of Confidential Information either in response to an order by a court or other governmental body or as otherwise required by law shall not be considered to be a breach of this Agreement by the Recipient or a waiver of confidentiality for other purposes; provided, however, to the extent possible, the Recipient shall provide prompt prior written notice thereof to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent such disclosure.

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12.3	The provisions of this Section 12 shall remain in force for the duration of this Design and Manufacturing Agreement. The Recipient shall immediately give notice to the disclosing Party of any unauthorized use or disclosure of Confidential Information. The Recipient agrees to assist the disclosing Party in remedying any such unauthorized use or disclosure of Confidential Information.

12.4	An obligation of confidentiality regarding any Confidential Information disclosed under this Agreement shall survive the expiration or the termination of this Agreement for a period of ten (10) years.

12.5	Both Parties acknowledge and agree that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach or threatened breach of Section 12 of this Design and Manufacturing Agreement, that monetary damages alone would be insufficient to compensate either Party for a breach or threatened breach of the confidentiality provisions contained herein and both Parties hereby consent to the entering of an order for injunctive relief to prevent or stop any breach or threatened breach of such provisions, and the entering of an order for specific performance to compel performance of any obligations under this Design and Manufacturing Agreement.

12.6	All Confidential Information, created or provided by Buyer to S3 Semi, shall remain the property of Buyer, and no license or other rights to Buyer Confidential Information is granted or implied hereby. S3 Semi shall not file for intellectual property protection on Confidential Information.

12.7	At Buyer’s written request and no later than five (5) days after such request, S3 Semi shall promptly destroy or deliver to Buyer (i) all materials furnished to S3 Semi by Buyer (ii) all tangible media of expression in S3 Semi’s possession or control to the extent that such tangible media incorporate any Confidential Information and any derivatives thereof that is not derived from S3 Semi Background Intellectual Property and (iii) written certification of S3 Semi’s compliance with such S3 Semi’s obligations under this sentence; provided however that copies of Confidential Information stored on backup media in accordance with the Recipient’s standard archive procedures or necessary to comply with any of the Recipient’s obligations under applicable laws and regulations, regulatory or stock exchange requirements, or bona fide compliance policies relating to document retention, need not be returned or destroyed, provided that such retained copies shall remain subject to the confidentiality obligation herein for an unlimited time. If any tangible media described in Section 12.7(iii) contains Confidential Information of both parties (including derivatives thereof), S3 Semi shall destroy (and not deliver to Buyer) such tangible media in accordance with the timeframes herein.

13.	INTELLECTUAL PROPERTY RIGHTS

13.1	Buyer hereby grants S3 Semi, at no cost to S3 Semi, the rights to use and practice the Licensed Technology solely in order for S3 Semi to perform Services, and to develop or prepare the Deliverables solely during the term of this Design and Manufacturing Agreement. Buyer agrees to obtain for S3 Semi the right to use, for the purpose of performing the Services and preparing the Products, indispensable third party information, materials and technology, and the Intellectual Property Rights therein, as S3 Semi upon signature of the corresponding Statement of Work reasonably requires in order to perform Services and/or provide Deliverables. Buyer represents that to the extent Buyer provides to S3 Semi any Buyer or third party Intellectual Property Rights or Licensed Technology hereunder, it has to its reasonable knowledge obtained all necessary permissions, licenses, consents and has the authority and right to provide such technology and associated rights to S3 Semi. Buyer agrees to hold harmless, defend and indemnify S3 Semi from any claims, damages, liabilities, penalties, interest, and expenses (including attorneys’ fees and costs) arising from or related to (i) Buyer’s breach of this Section 13.1, and/or (ii) claims that the Licensed Technology infringes or misappropriates any third party’s Intellectual Property Rights.

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13.2	Except as otherwise set forth herein, neither this Design and Manufacturing Agreement, nor the provision of Services hereunder, shall give either S3 Semi or Buyer any ownership interest in or rights to the Intellectual Property Rights of the other Party, including ownership interest in or right in the Background Intellectual Property of the other Party. All Intellectual Property Rights that are owned or controlled by a Party at the Commencement Date shall remain under the unencumbered ownership or control of such Party throughout the term of this Design and Manufacturing Agreement and thereafter. Each Party hereby acknowledges and agrees that it does not, and will not, assert that it has any ownership claim to any Intellectual Property Rights of the other Party, including the other Party’s BIP. To the extent that Buyer’s BIP contains Confidential Information of Buyer, S3 Semi shall protect such BIP in accordance with Section 12 (Confidentiality).

13.3	Except as may be expressly agreed in the relevant SOW, S3 Semi will own and retain all patents, copyrights, trade secrets and other Intellectual Property rights in any circuitry design components and process technology furnished or developed by S3 Semi, alone or jointly with others, in connection with the design, development, or manufacture of Products (collectively, the “S3 Semi-furnished Technology”) subject to Buyer’s or third party’s ownership of any Licensed Technology contained therein. For the avoidance of doubt S3 Semi shall own the masks produced under this Design and Manufacturing Agreement, subject to Buyer’s or third party’s ownership of any Licensed Technology contained in the masks. S3 Semi agrees that such masks shall not be used for any purpose other than manufacture of Products for Buyer unless otherwise agreed by Buyer in writing. Provided that Buyer has paid S3 Semi all moneys due it under this Design and Manufacturing Agreement, S3 Semi shall destroy such masks upon written request from Buyer and certify to Buyer the destruction thereof

13.4	Reserved.

13.5	Reserved.

13.6	BIP. Subject to the payment of all Undisputed fees due through Payment Milestone 6.2 (Qualification) under the initial SOW, or as agreed otherwise under a future SOW, S3 Semi hereby grants to Buyer at no additional charge, a perpetual, non-exclusive, world-wide, royalty free, perpetual, irrevocable subject to the payment of fees due, right and license to distribute, use and perform, and sell, the S3 Semi Background Intellectual Property incorporated in the Production Units. S3 Semi shall not license, rent, assign, sell, or make available within the Field of Use any Deliverable or S3 Semi Background Intellectual Property as delivered to Buyer to a third party in violation of Section 6.7. The permitted license to S3 Semi BIP hereunder shall permit such third party to execute, use, and perform such S3 Semi BIP included in such Chips solely as necessary to enable such third party to use such purchased Chips for the purpose they were intended. All S3 Semi Background Intellectual Property as of the Commencement Date is set forth on Exhibit 1. All Buyer patents as of the Commencement Date are set forth on Exhibit 2 and shall be considered Buyer Background Intellectual Property hereunder.

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13.7	Third Party Materials. Prior to using any Third Party Materials to provide the Services or include in any Deliverables and subject to the licensor of such Third Party Materials executing a non-disclosure agreement with Buyer, S3 Semi shall obtain Buyer’s prior written approval to use such Third Party Materials. Unless Buyer otherwise agrees in advance, with respect to Third Party Materials licensed by S3 Semi or S3 Semi subcontractors and used by them to provide the Services, S3 Semi shall ensure Buyer has the rights to use, distribute, and sell such Third Party Materials, solely to the extent necessary to deploy, sell, distribute, and use the Prototypes and Production Units in satellites). All Third Party Materials to be used by S3 Semi as of the Commencement Date are set forth on Exhibit 3, which shall be amended during the Term accordingly.

13.8	Unless Buyer has otherwise agreed in advance, Buyer (and, to the extent applicable, Buyer’s third party contractors) shall not be obligated to pay any fees, such as third party license, termination, or pass-through fees in connection with its receipt of the licenses, sublicenses and other rights specified in Section 13.7 (Third Party Materials) and Section 13.8. In addition, if agreed in advance in the relevant SOW, S3 Semi shall deliver to Buyer a copy of all Third Party Materials and related documentation that Buyer reasonably needs for the use and maintenance of Production Units.

13.9	To the extent Buyer has agreed in advance to pay any fees in connection with its receipt of such licenses, sublicenses or other rights, S3 Semi shall, at Buyer’s request, identify the licensing and sublicensing options available to Buyer and the license or transfer fees associated with each. S3 Semi shall not commit Buyer to paying any such fees or expenses without Buyer’s prior approval. If the licensor offers more than one form of license, Buyer (not S3 Semi) shall select the form of license to be received by Buyer and its designee(s).

14.	INFRINGEMENT

14.1	When performing Services S3 Semi warrants (i) that it will take reasonable care to avoid the infringement of any trademark or copyright of a third party or misappropriate the trade secrets of a third party; and (ii) that it was not aware, of the Effective Date, of any infringement of any third party’s United States patent. Where S3 Semi is in breach of the warranty at Section 14.1 and the normal operation, possession or use of any Production Units or Deliverables, as applicable infringe the Intellectual Property Rights or trade secrets of a third party, S3 Semi will defend and indemnify Buyer against any related third party claims, liabilities, judgements, damages and expenses that may be incurred or sustained by Buyer (“Claim”), and provided that Buyer shall promptly notify S3 Semi in writing of any such Claim and (insofar as permitted under applicable law) grants S3 Semi full authority to defend and settle such claims. This warranty is in lieu of and operates to the exclusion of any other warranty, express or implied, statutory or otherwise with respect to the infringement of any Intellectual Property Rights of a third party or misappropriation of the trade secrets of such third party. This section 14 sets out the exclusive remedy of Buyer for a breach of the warranties in this Section 14.1.

14.2	Where S3 Semi is in breach of the warranty at Section 14.1 and the normal operation, possession or use of any Production Units or Deliverables, as applicable, infringe the Intellectual Property Rights or trade secrets of a third party, S3 Semi shall (at the expense of S3 Semi) either:

14.2.1	procure the right for Buyer to continue using any such infringing Production Unit or Deliverable, as applicable; or

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14.2.2	make such alterations, modifications or adjustments to the Production Unit or Deliverable, as applicable so that it becomes non-infringing without incurring a material diminution in performance or functionality; or

14.2.3	replace the infringing Production Unit or Deliverable, as applicable with a non-infringing substitute, provided that such substitute does not result in a material diminution in performance or functionality.

14.3	Where S3 Semi is in breach of the warranty at Section 14.1 and the normal operation, possession or use of the Production Unit or Deliverable, as applicable infringes the Intellectual Property Rights or trade secret rights of a third party, if S3 Semi, exercising reasonable commercial judgement, is not able to exercise any of the options set out, respectively, at Sections 14.2.1, 14.2.2 or 14.2.3 of this Design and Manufacturing Agreement within forty (40) Business Days of the date it receives notice of the infringement of any third party’s Intellectual Property Rights, then S3 Semi shall accept the return of any infringing Production Units or Deliverable, as applicable and refund to Buyer monies paid under the relevant Statement of Work, subject to the Limitation of Liability outlined in Section 28.

14.4	S3 Semi shall have no liability of any type to Buyer in respect of the infringement or violation of third party’s Intellectual Property Rights if any such liability arises from any breach of a material term by Buyer of its obligations under this Design and Manufacturing Agreement or from any Unapproved Product. Further, S3 Semi will have no obligation to indemnify Buyer, and Buyer agrees to indemnify S3 Semi with respect to any claim of infringement or violation of third party’s Intellectual Property Rights arising out of or related to:

14.4.1	compliance by S3 Semi or its suppliers with any instructions, designs, plans, Specifications, instructions, and/or Functional Requirements received from Buyer or its suppliers; or

14.4.2	modifications of any S3 BIP, Production Unit, or Deliverable made by Buyer, if such claim would not have arisen but for such modifications; or

14.4.3	combination or use of any S3 BIP, Production Unit or Deliverable with Buyer technology or products, if such claim would not have arisen but for such combination or use; or

14.4.4	any materials or technology furnished other than by S3 Semi or an S3 Semi Subcontractor, including but not limited to, by Buyer, Buyer’s Subcontractor, or any other third party, including without limitation third party circuitry design components, IP Cells, Intellectual Property or design library elements; or

14.4.5	any claim made following an initial claim by Buyer against the claimant; or

14.4.6	failure of Buyer to comply with section 13.1; or

14.4.7	any alleged infringement based on protocols established by standards bodies.

14.5	In the event of any claim, suit or proceeding brought against S3 Semi arising out of any act or condition described in Sections 14.4.1 to 14.4.7, S3 Semi shall immediately notify Buyer in writing of such claim. S3 Semi grants Buyer full authority to defend and settle any such claims and offers, upon request by Buyer, all reasonable assistance to Buyer (at Buyer’s expense).

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14.6	Indemnity by S3 Semi. S3 Semi shall indemnify, defend and hold harmless Buyer and its respective officers, directors, employees, agents, representatives, successors, and assigns from any and all direct losses (excluding any indirect or consequential loss, such as, losses associated with, resulting from, or comprised of loss of profits, loss of use or revenue and any special or punitive losses), including reasonable legal fees (including fees for threatened claims) and disbursements and reasonable costs of investigation, litigation, experts, judgment, interest and penalties owing, sustained or incurred by Buyer due to non-Party claims arising from or in connection with any of the following:

14.6.1	Personal Injury and Property Damage. Any act or omission of S3 Semi, its affiliates, or their respective personnel resulting in bodily injury, including death, or damage to real property; and

14.6.2	Affiliate Claims. Any claim, other than an indemnification claim under this Agreement, initiated by a S3 Semi Affiliate asserting rights under this Agreement.

14.7	The provisions of this Section 14 state the entire liability and obligations of either Party to the non-defaulting Party, and the sole and exclusive rights and remedies of the non-defaulting Party, with respect to any proceeding or claims relating to the infringement of Intellectual Property Rights of third parties.

15.	ACCEPTANCE OF DELIVERABLES

The details of the Validation Plan in respect of Deliverables shall be set out in the relevant Statement of Work and/or its related schedules (if any) pursuant to which such Deliverables are provided.

16.	ASSIGNMENT

Neither Party shall be entitled to assign the benefit of this Agreement without the prior written consent of the other Party which shall not be unreasonably withheld or delayed; provided, however, that either Party shall be entitled to assign this Agreement without such consent to a successor to its business resulting from a change in control, sale of assets, merger, or similar transaction.

17.	MUTUAL NON-SOLICITATION OF EMPLOYEES

S3 Semi and Buyer agree that during the term of this Agreement and for a period of twelve (12) months thereafter, neither Party will, directly or indirectly, on its own behalf or on behalf of another person or entity, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee of the other Party with whom that Party’s employees, agents or subcontractors had contact with the other during the course of providing or receiving services under this Agreement, to leave his or her employment to go to work, as an employee, consultant or independent contractor, for the other Party or any Affiliates of the other Party

18.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of each Party to this Agreement and its successors and assigns in title.

19.	CONTRACTUAL INTERPRETATION

Both Parties shall be deemed to have jointly prepared this Agreement.

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20.	RELATIONSHIP OF THE PARTIES

The relationship between the Parties hereto is that of independent contractors. Nothing contained in this Agreement and no action taken by the Parties under this Agreement shall be deemed to constitute a relationship between the parties of partnership, joint venture, principal and agent or employer and employee.

21.	Non-Restrictive Relationship

Subject to Section 6.7 (Field of Use), Buyer agrees that S3 Semi and its employees may provide design consulting services similar in nature to the Services for any third parties both during and after the term of this Agreement, provided that S3 Semi does neither infringe Buyer’s Intellectual Property Rights nor use, employ or disclose Buyer’s Confidential Information.

22.	Invalidity

If any term, section or part of this Agreement is found by any court, tribunal, administrative body or authority of competent jurisdiction to be illegal, invalid or unenforceable then that provision, shall, to the extent required, be severed from this Agreement and shall be ineffective without, as far as is possible, modifying any other clause or part of this Agreement and this shall not affect any other provision of this Agreement which shall remain in full force and effect.

23.	Entire Agreement

This Agreement and any SOW’s executed hereunder shall constitute the entire agreement between S3 Semi and Buyer relating to the subject matter hereof and supersedes any and all prior written or oral agreements, representations or understandings between the Parties relating to this subject matter.

24.	Waiver AND AMENDMENTS

24.1	Neither Party’s failure or delay to exercise any right, power or remedy will operate as a waiver of it nor will any partial exercise preclude any further exercise of the same or of some other right, power or remedy.

24.2	No addition to, amendment, modification or waiver of any provision of this Agreement shall be binding upon either Party unless in writing and signed by duly authorized representatives of both Parties to this Agreement.

25.	Export Control

S3 Semi and Buyer shall adhere to all applicable laws, regulations and rules relating to the export of technical data. Buyer shall not export or re-export any technical data incorporated in Deliverables to any proscribed country listed in such applicable laws, regulations and rules.

26.	Notices

26.1	Any notice under this Agreement shall be in writing and may be delivered by pre-paid registered post addressed to the recipient at the address set out below or such other address as may be notified in writing to the other Party.

26.2	Notices shall be deemed to have been duly served if sent by pre-paid registered post, on the seventh Business Day after being posted.

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26.3	The addresses for the parties are as follows:

If to S3 Semi:

Dialog Semiconductor Operations Services Limited,

Attn: Legal Department

100 Longwater Avenue, Green Park,

Reading, RG2 6GP, United Kingdom

with a requited copy to:

Dialog Semiconductor (UK) Limited

Attn: Legal Department

100 Longwater Avenue, Green Park,

Reading, RG2 6GP, United Kingdom

If to Buyer:

AST&Science

2901 Enterprise Lane

Midland, Texas 79706

Attn: Abel Avellan

Chairman & CEO

27.	Governing Law and ARBITRATION

27.1	This Agreement and any and all Statements of Work shall be governed by and construed in accordance with the laws of Ireland.

27.2	The Parties agree that any dispute, controversy or claim, arising or relating to any part of this Agreement and/or any of the Statements of Work (including any question regarding its existence, validity or termination thereof, shall first be referred to one or more, but maximal three, equal number of executive level employees of Buyer and S3 Semi. Such employees will meet and negotiate in good faith in an attempt to amicably resolve such dispute, controversy or claim, with such escalation path ending at a Chief Executive Officer level in the case of S3 Semi and Buyer.

Notwithstanding the foregoing, if the Parties fail to resolve any dispute, controversy or claim by way of mutual negotiation within four (4) weeks as of the first negotiations between the executive level employees of Buyer and S3 Semi, such dispute, controversy or claim shall be settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (ICC) in force on the date on which the notice of arbitration is submitted in accordance with these Rules, except that a Party may seek injunctive relief from any ordinary court where appropriate, according to the local laws. The number of arbitrators shall be three. The seat of the arbitration shall be in Dublin. The arbitral proceedings shall be conducted in English.

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28.	LimitED liability

28.1	S3 Semi does not exclude or limit its liability to Buyer for (i) death or personal injury caused by the negligence of S3 Semi and (ii) losses occasioned by S3 Semi’s breach of its obligations under Section 6.7 (Field of Use). Neither party excludes or limits its liability to the other for (a) losses occasioned by any breach of a Party’s obligations under Section 12 (Confidentiality).

28.2	Subject always to Section 28.1, the liability of S3 Semi to Buyer under or in connection with this Agreement, whether arising from negligent error or omission, breach of contract, or otherwise pursuant to any other legal theory shall be as set out in this Section 28.2:

28.2.1	WITH THE EXCEPTION OF BUYER’S OBLIGATION TO PAY S3 SEMI THE SUMS SPECIFIED IN THE RELEVANT SOW AND THE LIABILITY AMOUNTS SET FORTH IN SECTION 28.2.2, THE AGGREGATE LIABILITY OF EACH PARTY FOR ALL LOSSES, DAMAGES, LIABILITIES, OBLIGATIONS, OR OTHERWISE ARISING OUT OF OR CONNECTED TO THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF (A) FIVE MILLION DOLLARS (USD$5 MILLION), OR (B) ONE HUNDRED PER CENT (100%) OF THE SUMS PAID BY BUYER TO S3 SEMI FOR THE PRODUCT CAUSING LOSS DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM.

28.2.2	THE AGGREGATE LIABILITY OF S3 SEMI FOR ALL LOSSES, DAMAGES, LIABILITIES, OBLIGATIONS, OR OTHERWISE ARISING OUT OF OR CONNECTED TO ITS INDEMNIFCATION OBLIGATIONS SET FORTH IN SECTION 14.1 SHALL NOT EXCEED THE GREATER OF (A) TEN MILLION DOLLARS (USD$10 MILLION), OR (B) ONE HUNDRED PER CENT (100%) OF THE SUMS PAID BY BUYER TO S3 SEMI FOR THE PRODUCT CAUSING LOSS DURING THE THREE (3) YEAR PERIOD IMMEDIATELY PRECEDING THE CLAIM.

28.3	Except for fraud and wilful misconduct, in no event shall S3 Semi be liable to Buyer for:

28.3.1	ANY INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES WITH RESPECT TO PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT, SPACE TRANSPORTATION COSTS, SATELLITE LAUNCH OR RETRIEVAL AND RELATED COSTS, INCLUDING WITHOUT LIMITATION LOST PROFITS, INTERRUPTION OF BUSINESS, OR COST OF PROCUREMENT OF ANY SUBSTITUTE GOODS OR SERVICES, REGARDLESS OF WHETHER S3 SEMI HAS ADVANCE NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. IN ADDITION, S3 SEMI WILL NOT BE LIABLE FOR: (A) AMOUNTS ASSESSED OR AWARDED ON THE VALUE OF SERVICES OR AN ASSEMBLY OF PRODUCTS, DEVICES, OR COMPONENTS THAT INCLUDES A PRODUCT, SUBJECT TO A CLAIM UNDER SECTION 14, WHERE THAT CLAIM INCLUDES A DEMAND FOR DAMAGES ASSOCIATED WITH THE ENTIRE ASSEMBLY (E.G., DAMAGES BASED UPON THE “ENTIRE MARKET VALUE” RULE, OR THOSE BASED ON BUYER’S PRODUCTS INCLUDING THE PRODUCTS); OR (B) AMOUNTS ASSESSED OR AWARDED BASED ON THE VALUE OR SALES PRICE OF ANY PRODUCTS, DEVICES, COMPONENTS OR SERVICES OTHER THAN A PRODUCT INDEMNIFIED UNDER THIS AGREEMENT, WHEN AN ASSESSMENT OR AWARD INCLUDES AN ALLEGATION THAT THOSE ITEMS WOULD HAVE BEEN SOLD TOGETHER WITH, OR AS SPARE PARTS SOLD FOR, A PRODUCT SUBJECT TO A CLAIM UNDER SECTION 14 (E.G., “CONVOYED SALES” OR “DERIVATIVE SALES”).

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28.3.2	loss or damage due to Buyer’s failure to fulfil its responsibilities set out in the Agreement or any matter under the control of Buyer which shall include, but is not limited to, the installation, storage, back up and safekeeping of Deliverables provided to Buyer pursuant to this Agreement.

28.4	The Parties expressly agree that should any limitation or provision contained in this Section 28 be held to be invalid under any applicable statute or rule of law it shall to that extent be deemed omitted, but if any party thereby becomes liable for loss or damage which would otherwise have been excluded such liability shall be subject to the other limitations and provisions set out in this Section 28.

28.5	Excluding claims involving Confidential Information and Intellectual Property Rights, to the fullest extent permitted by any applicable law, the Parties expressly agree that no action, regardless of form or legal theory, arising from the provision of Services or Deliverables may be brought by either Party more than two (2) years after the cause of action has accrued, except that an action for non-payment of the price may be brought within two (2) years after the later of the date of last payment or the date such unpaid amount should have been paid.

28.6	Production Units are not manufactured, designed or authorised for use, and shall not be used, sold or incorporated into modules or devices for use, in any medical application (including, without limitation, any body-implantable device) or life support or safety equipment or any application where performance of the Production Unit (either by itself or in conjunction with other components) can result in personal injury or death (together, the “Excluded Applications”). Any use or sale or incorporation into modules or devices of the Production Units in respect of Excluded Applications shall be solely at Buyer’s risk. Buyer shall defend, indemnify and hold harmless S3 Semi and its Affiliates and their respective directors, officers and employees from and against all claims, liabilities, damages, losses, judgments, authorized settlements, costs and expenses (including without limitation, reasonable attorney’s fees) relating to the use or sale or incorporation of Production Units in respect of Excluded Applications

29.	Restricted Use

Buyer acknowledges and agrees that the Products are not designed, intended, or certified for use in components of systems intended for, or in relation to [***] may occur, and Buyer shall not use, sell, or otherwise distribute the Products for said uses.

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30.	Force Majeure

Neither Party will be liable for any failure to perform any obligations undertaken hereunder and/or under a Statement of Work due to unforeseen circumstances or causes beyond reasonable control, including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, earthquakes, fire, flood and pandemics. Time for performance agreed in a Statement of Work will be extended by Force Majeure. In the event that the delay or non-performance of either Party hereto continues for a period of sixty (60) days due to events of Force Majeure, then the other Party shall have the right to terminate the affected Statement of Work with immediate effect without liability towards the other Party. The Party subject to the Force Majeure event shall resume the performance of its obligations as soon as possible after the Force Majeure event shall have ceased, but shall exercise commercially reasonable efforts to perform its obligations hereunder notwithstanding such Force Majeure event. For purposes of this Agreement, the COVID-19 pandemic shall not be considered a Force Majeure event. Notwithstanding, if, after the Commencement Date, the COVID-19 pandemic creates a material impact on either Party’s ability to perform its obligations under this Agreement, the Parties shall work in good faith to mitigate such material impact.

31.	Signature

IN WITNESS WHEREOF this Agreement has been signed and its terms and conditions have been accepted by the duly authorised representatives of each Party hereto.

Dialog Semiconductor Operations Services Limited,	- S3 Semi

By:	/s/ Colin Sturt

Printed Name:	Colin Sturt

Title:	Director

Date:	24 September, 2020

AST & SCIENCE, LLC	- Buyer

By:	/s/ Tom Severson

Printed Name:	Tom Severson

Title:	CFO

Date:	20-Sep-2020

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